Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John Robison@rlicorp.com

RLI second quarter sets earnings record

PEORIA, ILLINOIS, July 17, 2007 — RLI Corp. (NYSE: RLI) — RLI Corp. reported second quarter 2007 net earnings of $49.9 million ($2.04 per share), compared to $22.9 million ($0.89 per share) from the same period last year. For the six months ended June 30, 2007, net earnings were $82.4 million ($3.35 per share) compared to $48.6 million ($1.86 per share) for the same period last year.

	Second Quarter
Earnings Per Diluted Share	2007	2006
Net earnings	$2.04	$0.89
Operating earnings	$1.64	$0.73

Highlights for the quarter included:

•                  $40.1 million ($1.64 per share) operating earnings

•                  $15.0 million pretax ($0.40 per share) net realized investment gains

•                  $63.7 million net operating cash flow

•                  $20.5 million pretax ($0.54 per share) favorable development in prior years’ loss and hurricane reserves, net of bonus and profit sharing-related expenses

•                  71.6 combined ratio

•                  8.7% investment income growth

•                  Book value per share of $33.00, up 5.9% year to date

“This quarter is an excellent example of the talented employees of RLI doing what they do best: generate an underwriting profit,” said RLI Corp. President & CEO Jonathan E. Michael. “We are not strangers to industry-wide softening markets. We remain strong by focusing on profitable opportunities in both new and existing product lines, and relying on the underwriting discipline and outstanding customer service for which we have been known for more than 40 years.”

Operating earnings for the first six months of 2007 were $69.6 million ($2.83 per share) versus $41.6 million ($1.60 per share) for the comparable period last year. Please refer to the table on Page 2 of this release for the quarterly and year-to-date impact of specific items.

Second quarter underwriting results

RLI achieved $39.1 million of underwriting income in the second quarter of 2007 on a 71.6 combined ratio, compared to $7.0 million of underwriting income on a 94.5 combined ratio in the second quarter of 2006.

Underwriting Income	Second Quarter			Second Quarter
(in millions)	2007	2006	Combined Ratio	2007	2006
Casualty	$25.3	$6.7	Casualty	71.2	92.2
Property	8.8	(1.8)	Property	74.6	107.0
Surety	5.0	2.1	Surety	66.9	85.8
Total	$39.1	$7.0	Total	71.6	94.5

RLI reported year-to-date underwriting income of $64.7 million representing a 76.5 combined ratio versus the $22.9 million underwriting income representing a 90.9 combined ratio for the same period last year.

Other income

Second quarter investment income grew 8.7% to $19.1 million. For the six-month period ended June 30, 2007, investment income was $38.1 million, up 11.1% over the same period last year. While cash flow has been strong, funds normally allocated to the investment portfolio have been used to fund the company’s share repurchase programs in place over the last 17 months.

The investment portfolio’s total return for the quarter was 0.8%, with the bond portfolio’s return of 0.0% and the equity portfolio, which includes common and preferred stock, had a return of 4.2%. For the six-month period ending June 30, 2007, the portfolio’s total return was 2.4% based on a bond portfolio return of 1.6% and an equity portfolio return of 5.8%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $34.9 million for the quarter ($1.43 per share) versus $14.7 million ($0.57 per share) over the same period in 2006. Year-to-date comprehensive earnings were $68.0 million, or $2.77 per share, compared to $36.8 million ($1.41 per share) for the same period last year.

During the quarter, equity in earnings of unconsolidated investees was $4.4 million, all related to Maui Jim, Inc. (Maui Jim). The second quarter of 2006 reflected $4.9 million in income, which included $3.6 million related to Maui Jim. and $1.3 million from Taylor Bean & Whitaker Mortgage Corp. (TBW). In the fourth quarter of 2006, RLI sold its equity interest in TBW. Year to date, equity in earnings of unconsolidated investees was $5.7 million, all related to Maui Jim. For the same period in 2006, the company reported $7.6 million of earnings from these entities, of which $5.6 million was related to Maui Jim and $2.0 million from TBW.

Supplemental disclosure regarding the earnings impact of specific items

	Operating Earnings Per Share
	2007		2006
	2nd Qtr.	6 mos.	2nd Qtr.	6 mos.
Operating Earnings Per Share	$1.64	$2.83	$0.73	$1.60

Specific items included in operating earnings per share: (1) (2)
• Favorable development from prior years’ casualty reserves	$0.46	$0.79	—	$0.06
• Favorable development from prior years’ property reserves	$0.03	$0.03	—	—
• Favorable development from prior years’ surety reserves	$0.04	$0.04	—	—
• Favorable development from 2005 hurricanes	$0.01	$0.01	$0.03	$0.07
• (Loss) on property construction coverage	—	—	$(0.18)	$(0.18)

(1)             Includes bonus- and profit sharing-related impacts that affected other insurance and general corporate expenses.

(2)             Favorable developments reflect revisions for previously estimated losses.

Other RLI news

In May of this year, RLI announced a new stock repurchase program for up to $100 million of RLI common stock. During the second quarter of 2007, the company repurchased 240,000 shares at an average cost of $57.23 per share ($13.7 million).

The company paid a quarterly cash dividend of $0.22 per share on July 13, 2007, a 10%, or two-cent, increase over the prior quarter, representing the company’s 124th consecutive quarterly dividend. The company’s dividend growth has averaged 20.9% annually over the last five years, and has averaged 13.9% annually over the last 10 years. The company has increased dividends for 32 straight years.

At 10 a.m. CDT, July 18, 2007, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Operating earnings and earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by RLI’s disclosure of these financial measures. Operating earnings and EPS from operations consist of net earnings reduced by net realized investment gains and taxes related to net realized gains. Definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting current expectations about the future performance of the company or its business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2006.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 25 office locations. The company’s talented associates have delivered underwriting profits in 26 of the last 30 years, including the last 11. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

—  m o r e  —

RLI CORP.

2007 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$137,488	$125,867	9.2%	$275,465	$253,254	8.8%
Net investment income	19,077	17,556	8.7%	38,067	34,264	11.1%
Net realized investment gains	14,967	1,489	905.2%	19,592	5,931	230.3%
Consolidated revenue	171,532	144,912	18.4%	333,124	293,449	13.5%

Loss and settlement expenses	51,572	74,966	-31.2%	114,632	141,643	-19.1%
Policy acquisition costs	36,827	34,207	7.7%	76,591	69,806	9.7%
Other insurance expenses	9,988	9,736	2.6%	19,544	18,937	3.2%
Interest expense on debt	1,545	1,710	-9.6%	3,055	3,392	-9.9%
General corporate expenses	2,163	1,654	30.8%	4,040	3,509	15.1%
Total expenses	102,095	122,273	-16.5%	217,862	237,287	-8.2%

Equity in earnings of unconsolidated investees	4,410	4,867	-9.4%	5,723	7,607	-24.8%

Earnings before income taxes	73,847	27,506	168.5%	120,985	63,769	89.7%
Income tax expense	23,994	4,584	423.4%	38,615	15,191	154.2%
Net Earnings	$49,853	$22,922	117.5%	$82,370	$48,578	69.6%

Other comprehensive earnings (loss), net of tax	(14,952)	(8,199)	-82.4%	(14,352)	(11,794)	-21.7%

Comprehensive earnings	$34,901	$14,723	137.1%	$68,018	$36,784	84.9%

Operating Earnings:(1)
Net Earnings	$49,853	$22,922	117.5%	$82,370	$48,578	69.6%
Less: Realized investment gains, net of tax	9,729	968	905.1%	12,735	3,855	230.4%
Tax benefit on IRS examination (2)	—	3,172	—	—	3,172	—
Operating earnings	$40,124	$18,782	113.6%	$69,635	$41,551	67.6%

Return on Equity:
Net earnings (trailing four quarters)				22.8%	13.4%
Comprehensive earnings (trailing four quarters)				25.5%	8.5%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	24,446	25,762		24,562	26,050

EPS from operations (1)	$1.64	$0.73	124.7%	$2.83	$1.60	76.9%
Realized gains, net of tax	0.40	0.16	150.0%	0.52	0.26	100.0%
Net earnings per share	$2.04	$0.89	129.2%	$3.35	$1.86	80.1%
Comprehensive earnings per share	$1.43	$0.57	150.9%	$2.77	$1.41	96.5%

Cash dividends per share	$0.22	$0.19	15.8%	$0.42	$0.36	16.7%

Net Cash Flow from Operations	$63,737	$46,788	36.2%	$89,047	$68,497	30.0%

(1)            See discussion of use of non-GAAP financial measures on page 3.

(2)            During the second quarter of 2006, the Internal Revenue Service (IRS) concluded an examination of the company’s tax years 2000 through 2004.  As a result of the conclusion of this exam, our second quarter income tax expense includes a positive impact of $3.2 million, resulting from the change in estimate for a tax exposure item relating to the sale of assets.  This impact is excluded from operating earnings and EPS from operations.

RLI CORP.

2007 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2007	2006	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,502,513	$1,460,046	2.9%
(amortized cost - $1,524,350 at 6/30/07)
(amortized cost - $1,465,660 at 12/31/06)
Equity securities	365,483	368,195	-0.7%
(cost - $204,006 at 6/30/07)
(cost - $201,443 at 12/31/06)
Preferred stock	28,020	—	—
(cost - $28,871 at 6/30/07)
Total investments	1,896,016	1,828,241	3.7%

Premiums and reinsurance balances receivable	123,308	126,021	-2.2%
Ceded unearned premiums	83,385	97,596	-14.6%
Reinsurance recoverable on unpaid losses	517,310	525,671	-1.6%
Deferred acquisition costs	77,137	73,817	4.5%
Property and equipment	19,647	20,590	-4.6%
Investment in unconsolidated investees	36,482	36,667	-0.5%
Goodwill	26,214	26,214	—
Other assets	28,434	36,479	-22.1%
Total assets	$2,807,933	$2,771,296	1.3%

Unpaid losses and settlement expenses	1,321,702	1,318,777	0.2%
Unearned premiums	374,441	387,811	-3.4%
Reinsurance balances payable	83,663	85,046	-1.6%
Short-term debt	26,961	—	—
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	21,118	27,069	-22.0%
Other liabilities	95,784	96,073	-0.3%
Total liabilities	2,023,669	2,014,776	0.4%
Shareholders’ equity	784,264	756,520	3.7%
Total liabilities & shareholders’ equity	$2,807,933	$2,771,296	1.3%

OTHER DATA

Common shares outstanding (in 000’s)	23,766	24,273

Book Value per share	$33.00	$31.17	5.9%
Closing stock price per share	$55.95	$56.42	-0.8%

Statutory Surplus	$760,162	$746,905	1.8%

RLI CORP.

2007 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

Three Months Ended June 30,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2007
Gross premiums written	$127,250		$66,256		$18,585		$212,091
Net premiums written	91,112		48,352		17,341		156,805
Net premiums earned	87,784		34,486		15,218		137,488
Net loss & settlement expenses	36,701	41.8%	14,399	41.8%	472	3.1%	51,572	37.5%
Net operating expenses	25,815	29.4%	11,296	32.8%	9,704	63.8%	46,815	34.1%
Underwriting income	$25,268	71.2%	$8,791	74.6%	$5,042	66.9%	$39,101	71.6%

2006
Gross premiums written	$134,938		$77,203		$16,549		$228,690
Net premiums written	95,140		49,688		15,845		160,673
Net premiums earned	85,815		25,370		14,682		125,867
Net loss & settlement expenses	54,700	63.7%	16,793	66.2%	3,473	23.7%	74,966	59.6%
Net operating expenses	24,480	28.5%	10,351	40.8%	9,112	62.1%	43,943	34.9%
Underwriting income (loss)	$6,635	92.2%	$(1,774)	107.0%	$2,097	85.8%	$6,958	94.5%

Six Months Ended June 30,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2007
Gross premiums written	$238,607		$108,408		$36,392		$383,407
Net premiums written	170,806		71,492		34,007		276,305
Net premiums earned	175,799		69,095		30,571		275,465
Net loss & settlement expenses	79,483	45.2%	31,949	46.2%	3,200	10.5%	114,632	41.6%
Net operating expenses	52,431	29.8%	24,406	35.3%	19,298	63.1%	96,135	34.9%
Underwriting income	$43,885	75.0%	$12,740	81.5%	$8,073	73.6%	$64,698	76.5%

2006
Gross premiums written	$250,094		$120,095		$33,654		$403,843
Net premiums written	175,644		74,391		31,806		281,841
Net premiums earned	173,081		50,992		29,181		253,254
Net loss & settlement expenses	108,391	62.6%	26,467	51.9%	6,785	23.3%	141,643	55.9%
Net operating expenses	49,169	28.4%	21,221	41.6%	18,353	62.9%	88,743	35.0%
Underwriting income	$15,521	91.0%	$3,304	93.5%	$4,043	86.2%	$22,868	90.9%